Exhibit 10.1

        CREDIT AGREEMENT

        Dated as of May 22, 1996

        between

        SPEC'S MUSIC, INC.

        as Borrower

        and

        GENERAL ELECTRIC CAPITAL CORPORATION

        as Lender









        TABLE OF CONTENTS

1. AMOUNT AND TERMS OF CREDIT
1.1 Revolving Credit Loans and Letter of Credit Obligations
1.2 Use of Proceeds
1.3 Single Obligation
1.4 Interest
1.5 Eligible Inventory
1.6 Fees

1.7 Cash Management Systems
1.8 Receipt of Payments
1.9 Application and Allocation of Payments
1.10 Accounting
1.11 Indemnity
1.12 Access
1.13 Taxes
1.14 Additional Provisions
2. CONDITIONS PRECEDENT
2.1 Conditions to the Initial Loans or Initial Letter of Credit Obligations
2.2 Further Conditions to Each Loan or Letter of Credit Obligation
3. REPRESENTATIONS AND WARRANTIES
3.1 Corporate Existence; Compliance with Law
3.2 Executive Office; Corporate or Other Names
3.3 Corporate Power; Authorization; Enforceable Obligations
3.4 Financial Statements and Projections
3.5 Material Adverse Change
3.6 Ownership of Property; Liens
3.7 Restrictions; No Default
3.8 Labor Matters
3.9 Subsidiaries, Joint Ventures and Affiliates; Outstanding Stock and Indebtedness
3.10 Government Regulation
3.11 Margin Regulations
3.12 Taxes
3.13 ERISA
3.14 No Litigation
3.15 Brokers
3.16 Employment Matters
3.17 Patents, Trademarks, Copyrights and Licenses
3.18 Full Disclosure
3.19 Hazardous Materials
3.20 Insurance Policies
3.21 Cash Management and Other Deposit Accounts
3.22 Solvent Financial Condition
4. FINANCIAL STATEMENTS AND INFORMATION
4.1 Reports and Notices
4.2 Communication with Accountants
5. AFFIRMATIVE COVENANTS
5.1 Maintenance of Existence and Conduct of Business
5.2 Payment of Obligations
5.3 Books and Records
5.4 Litigation
5.5 Insurance
5.6 Compliance with Laws
5.7 Agreements

5.8 Supplemental Disclosure
5.9 Employee Plans
5.10 Environmental Matters
5.11 Landlord's Agreements
5.12 Confidentiality and Press Releases
6. NEGATIVE COVENANTS
6.1 Mergers, Etc.
6.2 Investments; Loans and Advances
6.3 Indebtedness
6.4 Transactions with Affiliates
6.5 Capital Structure and Business
6.6 Guaranteed Indebtedness
6.7 Liens
6.8 Sale of Assets.
6.9 Events of Default.
6.10 ERISA.
6.11 Financial Covenants.
6.12 Hazardous Materials.
6.13 Sale-Leasebacks
6.14 Cancellation of Indebtedness
6.15 Restricted Payments
7. TERM
7.1 Termination
7.2 Survival of Obligations Upon Termination of Financing Arrangement
8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
8.1 Events of Default 8.2 Remedies
8.3 Waivers by Borrower
9. SUCCESSORS AND ASSIGNS
9.1 Successors and Assigns
10. MISCELLANEOUS
10.1 Complete Agreement; Modification of Agreement
10.2 Fees and Expenses
10.3 No Waiver.
10.4 Remedies
10.5 Severability
10.6 Conflict of Terms
10.7 Authorized Signatures
10.8 GOVERNING LAW
10.9 Notices
10.10 Section Titles
10.11 Counterparts.
10.12 Time of Essence
10.13 Waiver of Jury Trial

INDEX OF EXHIBITS, SCHEDULES AND ANNEXES

Exhibit A         -       Forms of Notice of Revolving Credit Loan and Letter
of Credit Obligation Request
Exhibit B         -       Form of Borrowing Base Certificate
Exhibit C         -       Form of Revolving Credit Note
Exhibit D         -       Forms of Collateral Documents
Exhibit E         -       Form of Telephone Instruction Letter
Exhibit F         -       Form of Lessor Subordination and Consent
Exhibit G         -       Forms of Cash Management Account Agreements
Exhibit H         -       Form of Accountant/Tax Adviser Disclosure Letter
Exhibit I         -       Form of Closing Certificate
Exhibit J         -       Forms of Opinions of Borrower's Counsels
Exhibit K         -       Form of Existing Indebtedness Pay-Off Confirmation
Letters
Exhibit L         -       Form of Pay Proceeds Letter
Exhibit M         -       Form of Letter of Credit Indemnity Agreement
Exhibit N         -       Form of Rent Payment Certificate

Schedule 1.2      -       Refinanced Indebtedness
Schedule 1.5     -        Eligible Inventory
Schedule 3.4      -       Financial Statements and Projections
Schedule 3.6      -       Real Estate and Leases
Schedule 3.8      -       Labor Matters
Schedule 3.9      -       Subsidiaries, Joint Ventures, and Affiliates;
Outstanding Stock and Indebtedness
Schedule 3.12     -       Tax Matters
Schedule 3.13     -       ERISA Plans
Schedule 3.14     -       Litigation
Schedule 3.15     -       Brokers
Schedule 3.16     -       Employment Matters
Schedule 3.17     -       Patents, Trademarks, Copyrights and Licenses
Schedule 3.19     -       Hazardous Materials
Schedule 3.20     -       Insurance Policies
Schedule 3.21     -       Cash Management and Other Deposit Accounts and Banks
Schedule 4.1      -       Financial Statements and Other Notices
Schedule 6.7      -       Liens
Schedule 6.11     -       Financial Covenants
Schedule 10.7     -       Authorized Signatures
Schedule 10.9     -       Notice Addresses

Annex A           -       Definitions
Annex B           -       Letters of Credit
Annex C           -       Cash Management System
Annex D           -       Schedule of Documents

CREDIT AGREEMENT


                THIS CREDIT AGREEMENT (this "Agreement"), dated as of May 22, 1996, is made by and between SPEC'S MUSIC, INC., a Florida corporation ("Borrower"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("Lender").

RECITALS

                A. Borrower desires to obtain up to a total of Fifteen Million Dollars ($15,000,000) in credit from Lender, and Lender is willing to extend such credit to Borrower of up to such total amount at any one time, all upon the terms and conditions set forth herein.

                B. Capitalized Terms used herein shall have the meanings ascribed to them on Annex A to this Agreement. All Schedules, Annexes and Exhibits hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a singl agreement. As used herein, the plural shall include the singular, the singular shall include the plural, and pronouns in any gender (masculine, feminine or neuter) shall apply to all genders. These Recitals shall be construed as part of this Agreement.

                NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

        1.      AMOUNT AND TERMS OF CREDIT

                1.1 Revolving Credit Loans and Letter of Credit Obligations.
(a) Upon and subject to the terms and conditions hereof, Lender agrees to make available, from time to time prior to the Commitment Termination Date, for Borrower's use and upon the request of Borrower therefor, adv (each a "Revolving Credit Loan") against Eligible Inventory in an aggregate amount outstanding which shall not at any one time exceed an amount equal to the Borrowing Base at such time minus the aggregate outstanding balance at such time of the Letter of Credit Obligations incurred by Lender at Borrower's request; provided, however, that Lender shall not be obligated hereunder to make any Revolving Credit Loan to the Borrower at any time if and to the extent that the sum of the aggregate outstanding balance at such time of all Revolving Credit Loans made hereunder plus the aggregate outstanding balance at such time of all Letter of Credit Obligations incurred by Lender hereunder exceeds (or would exceed with the making of such Revolving Credit Loan) the Maximum Revolving Credit Loans. Until all amounts outstanding in respect of the Borrower's Revolving Credit Loans shall become due and payable on the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Loan shall be made on notice by Borrower to the Lender, given no later than 11:00 a.m. (Eastern Standard time) on the Business Day of the proposed Revolving Credit Loan. Such notice (each a "Notice of Revolving Credit Loan") shall be substantially in the form of Exhibit A-1 hereto, specifying therein the requested date, the amount of such Revolving Credit Loan, and such other information as may be required by Lender and shall be given in writing (by telecopy, telex or cable) or by telephone confirmed immediately in writing.

                        (b) The Revolving Credit Loans shall be evidenced by a note dated the Closing Date and executed by Borrower in favor of Lender substantially in the form of Exhibit C (the "Revolving Credit Note"). The Revolving Credit Note shall represent the obligation of Borrower to pay the amount of the Maximum Revolving Credit Loans or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by Lender with interest thereon as prescribed in Section 1.4. The date and amount of each Revolving Credit Loan and each payment of principal with respect thereto shall be recorded on the books and records of Lender which books and records shall constitute prima facie evidence of the accuracy of the information therein recorded. The entire unpaid balance of the Revolving Credit Loans of Borrower shall be immediately due and payable in full on the Commitment Termination Date.

                        (c) Subject to the terms and conditions of Annex B, Borrower shall have the right to request, and Lender agrees to incur, Letter of Credit Obligations for Borrower in accordance with Annex B.

                        (d) In the event that the outstanding balance of the Revolving Credit Loans shall, at any time, exceed any of the applicable limits set forth in Section 1.1(a) above, Borrower shall immediately prepay Revolving Credit Loans by the amount of such excess. If the unpaid principal balance of the Revolving Credit Loans should at any time exceed any of the above-referenced limits, the excess balance nevertheless shall constitute Obligations of Borrower that are secured by the Collateral and entitled to all of the benefits thereof and of the other Loan Documents and shall be evidenced by the Revolving Credit Note.

                        (e) Borrower shall have the right at any time on ninety (90) days' prior written notice to Lender to prepay the Revolving Credit Loans, cause all outstanding Letter of Credit Obligations to be canceled, and terminate this Agreement, all without premium or penalty except expressly provided in this paragraph or in Section 1.6(d) below, and upon such prepayment, cancellation and termination Borrower's rights to receive any further Revolving Credit Loans or cause Lender to incur any further Letter of Credit Obligations shall simultaneously terminate. In the event Borrower exercises its right under this paragraph to prepay the Revolving Credit Loans, cause the Letter of Credit Obligations to be canceled and terminate this Agreement, Borrower agrees that such prepayment, cancellation and termination shall be accompanied by the payment by Borrower to Lender of all accrued and unpaid interest and all Fees and other remaining Obligations.

                1.2 Use of Proceeds. Borrower shall utilize the proceeds of the Revolving Credit Loans solely to (i) refinance in full on the Closing Date all of the Existing Indebtedness described on Schedule 1.2, (ii) finance the general corporate needs of Borrower and its Subsidiaries, and finance the Fees payable to Lender under any of the Loan Documents. Borrower may request that Lender incur Letter of Credit Obligations to support any other transaction for which Borrower could obtain a Revolving Credit Loan pursuant to clause (ii) above.

                1.3 Single Obligation. The Loans, any Letter of Credit Obligations, and all of the other Obligations of the Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of the Borrower to Lender secured, until the Termination Date, all of the Collateral.

                1.4 Interest. (a) Borrower shall pay interest on the Loans to Lender in arrears on the first (1st) day of each calendar month, commencing with the calendar month following the calendar month in which the Closing Date occurs, and continuing to be due on the first (1st) day of e succeeding calendar month thereafter and on the Commitment Termination Date. If any interest on any of the Loans accrues or remains payable after the Commitment Termination Date, such interest shall be payable by Borrower upon demand by Lender.

                        (b) Except as provided in paragraph (d) below, Borrower shall be obligated to pay interest to Lender on the outstanding principal balance of each Loan from the date such Loan is made until such Loan is repaid in full at a floating rate equal to the Index Rate (as in effect for each calendar month during the term hereof) plus two and seven-eighths percentage points (2.875%).

                        (c) All computations of interest hereunder or under the other Loan Documents shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                        (d) So long as any Default or Event of Default shall have occurred and be continuing, the interest rate applicable to the Loans or other Obligations may be increased by Lender, at its option, by two percentage points (2%) per annum above the rate otherwise applicable (th "Default Rate").

                        (e) Notwithstanding anything to the contrary set forth in this Section 1.4, if, at any time until payment in full of all of the Obligations, the rate of interest payable hereunder by Borrower exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder by Borrower shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable by Borrower hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender from the making of advances hereunder to Borrower is equal to the total interest which Lender would have received had the interest rate payable hereunder by Borrower been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, the interest rate payable by Borrower hereunder shall be the rate of interest otherwise provided in this Section 1.4, unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms of this Agreement or any other Loan Document exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof or thereof at the Maximum Lawful Rate. All interest paid by, charged to or collected from Borrower hereunder or under any other Loan Document shall, to the maximum extent permitted by applicable law, be amortized, allocated and spread throughout the full term of the Obligation on which it accrued. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 1.4(e), shall make a final determination that Lender has received interest hereunder or under any of the Loan Documents from Borrower in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due from Borrower and not yet paid hereunder, then to the outstanding principal of the Obligations of Borrower, then to Fees and any other unpaid Obligations owed by Borrower and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

                1.5 Eligible Inventory. Based on the most recent Borrowing Base Certificate delivered by Borrower to Lender and on other information available to Lender, Lender shall determine in accordance with Schedule 1.5 which Inventory of Borrower shall be deemed to be "Eligible Inventory" for purposes of determining the maximum amount of the Revolving Credit Loans or the Letter of Credit Obligations, if any, to be advanced or incurred by Lender hereunder. In determining whether any particular item of Inventory constitutes Eligible Inventory, Lender shall not be required to include any such Inventory which does not meet the criteria set forth on Schedule 1.5.

                1.6 Fees. (a) As additional compensation for Lender's costs and risks in making the Revolving Credit Loans available to Borrower during its initial term, Borrower agrees to pay to Lender a non-refundable closing fee of $65,625 (the "Closing Fee"). The Closing Fee shall be fully earned and shall be due on the Closing Date and there shall be credited against the Closing Fee, the unused balance (if any) of any expense deposit heretofore paid by Borrower to Lender in connection with the Loans.

                        (b) As additional compensation for Lender's costs and risks in making the Revolving Credit Loans available to Borrower, Borrower agrees to pay to Lender, in arrears for the preceding month, on the first day of each calendar month prior to the Commitment Termination Date on the Commitment Termination Date, a fee for Borrower's non-use of available funds (the "Non-use Fee") in an amount equal to three-eighths of one percent (0.375%) per annum of the difference between the daily average for such month of (i) the Maximum Revolving Credit Loans minus (ii) the sum of the outstanding balance of all of the Letter of Credit Obligations and the aggregate outstanding principal balance of the Revolving Credit Loans during the period for which the Non-use Fee is due. The Non-use Fee shall be computed on the basis of a 360-day year and the actual days elapsed.

                        (c) As additional compensation for Lender's costs and risks in making the Loans available to Borrower, Borrower also agrees to pay to Lender an annual non-refundable collateral monitoring fee (the "Collateral Monitoring Fee") in the amount of $15,000 per year. The initi Collateral Monitoring Fee shall be fully earned and shall be due on the Closing Date and each succeeding Collateral Monitoring Fee shall be fully earned and shall be due on each succeeding anniversary of the Closing Date up to and through the last anniversary date which precedes the Commitment Termination Date. In addition, the Borrower shall reimburse Lender for all expenses incurred by the Lender in connection with Lender's monitoring of the Collateral and Borrower agrees to pay to Lender a field examination fee (a "Field Examination Fee") of $500 per day per person in connection with Lender's field examinations of the Collateral.

                        (d)     If this Agreement is terminated pursuant to
Section 1.1(e) above or Section 8.2 below at any time during the period from the Closing Date until (but not including) the second (2nd) anniversary thereof, Borrower shall pay to Lender, at the time of such early terminati fee (the "Early Termination Fee") in an amount equal to one percent of the amount of the Maximum Revolving Credit Loans as then in effect. Borrower acknowledges and agrees that (i) it would be difficult or impractical to calculate Lender's actual damages from an early termination of this Agreement, (ii) the Early Termination Fee is intended to be a fair and reasonable approximation of such damages, and (iii) the Early Termination Fee is not intended to be a penalty.

                1.7 Cash Management Systems. On or prior to the Closing Date, Borrower will establish, and Borrower will maintain until the Termination Date, the Cash Management System described on Annex C.

                1.8 Receipt of Payments. Borrower shall make each payment owing by it hereunder not later than 11:00 a.m. (Eastern Standard time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account. Solely for purposes o determining the amount of funds available for borrowing by Borrower hereunder, (a) all payments (including cash sweeps) consisting of cash, wire, or electronic transfers in immediately available funds shall be deemed received upon (i) deposit in the Collection Account, and (ii) notice to Lender of such deposit, and (b) all payments consisting of checks, drafts, or similar non-cash items shall be deemed received when the proceeds thereof are available for withdrawal by Lender from the Collection Account. Solely for purposes of computing accrued interest on the Loans hereunder, (a) all payments (including cash sweeps) consisting of cash, wire, or electronic transfers in immediately available funds shall be deemed received on the first (1st) Business Day after the same are deposited in the Collection Account and (b) all payments consisting of checks, drafts or similar non-cash items shall be deemed received on the first (1st) Business Day after the proceeds thereof are available for withdrawal by Lender from the Collection Account.

                1.9 Application and Allocation of Payments. Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations as

Lender may deem advisable. In the absence of a specific determination by Lender with respect thereto, the same shall be applied to the Obligations in the following order: (i) then due and payable Fees and expenses; (ii) then due and payable interest payments; (iii) Obligations other than Fees, expenses and interest and principal payments; and (iv) then due and payable principal payments on the Obligations. In the event Lender applies any payment in any order other than that provided in the immediately preceding sentence, Lender shall give written notice thereof to Borrower promptly after such application. Lender is authorized to, and at its option may, make or cause to be made Revolving Credit Loans on behalf of Borrower for payment of all Fees, expenses, Charges, costs, interest, or other Obligations owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent such Obligations are not paid as and when due.

                1.10 Accounting. Lender will provide Borrower with a monthly accounting of transactions relating to the Loans. Each and every accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein, unless Borrower, within 30 days after the date any such accounting is rendered, shall notify Lender in writing of any objection which Borrower may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.

                1.11 Indemnity. (a) Borrower shall indemnify and hold Lender and Lender's Affiliates, officers, directors, employees, attorneys and agents (each an "Indemnified Person"), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended to Borrower under this Agreement or any of the other Loan Documents or in connection with or arising out of any of the transactions contemplated hereunder and thereunder, including any claim, action, suit, proceeding, loss, cost, damage, liability, deficiency, fine, penalty, punitive, exemplary or consequential damage or expense (including reasonable attorneys' and consultants' fees, investigation and laboratory fees, court costs and litigation expenses), directly or indirectly resulting from, arising out of, or based upon (i) the presence, Release, use, manufacture, installation, generation, discharge, storage or disposal, at any time, of any Hazardous Materials on, under, in or about, or the transportation of any such materials to or from, any of the Subject Property, or (ii) the violation or alleged violation by Borrower or any other Credit Party of any law, statute, ordinance, order, rule, regulation, permit, judgment or license relating to the use, generation, manufacture, installation, Release, discharge, storage or disposal of Hazardous Materials to or from any of the Subject Property; which indemnity shall include, without limitation, (A) any damage, liability, fine, penalty, punitive, exemplary or consequential damage, cost or expense arising from or out of any claim, action, suit or proceeding for personal injury (including sickness, disease, death, pain or suffering), tangible or intangible property damage, compensation for lost wages, business income, profits or other economic loss, damage to the natural resources or the environment, nuisance, pollution, contamination, leak, Release or other adverse effect on the environment, and (B) the cost of any required or necessary repair, cleanup, treatment, remediation or detoxification of any of the Subject Property and the preparation and implementation of any closure, disposal, remedial or other required actions in connection with any of the Subject Property; provided, that Borrower shall not be liable for any indemnification to such Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such Indemnified Person's gross negligence or willful misconduct. NEITHER LENDER NOR ANY OTHER INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY HERETO, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED UNDER THE LOAN DOCUMENTS.

                        (b) Borrower hereby acknowledges and agrees that Lender (i) is not now, and has not ever been, in control of any of the Subject Property or the affairs of Borrower or any of the other Credit Parties, and (ii) does not have the capacity through the provisions of the Loan Documents to influence Borrower's or any other Credit Party's conduct with respect to the ownership, operation or management of any of the Subject Property.

                1.12 Access. Borrower shall, upon advance notice and at mutually convenient times (unless a Default or Event of Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times), (i) provide access during normal business hours to Lender and any of its officers, employees and agents, as frequently as Lender determines to be appropriate, to the properties and facilities of any Credit Party; (ii) permit Lender and any of its officers, employees and agents to inspect, audit and make extracts from any Credit Party's records, files and books of account, and (iii) permit Lender to inspect, review and evaluate such Credit Party's accounts and other records, at such Credit Party's locations and at premises not owned by or leased to such Credit Party. Borrower shall, make available to Lender and its counsel, as quickly as practicable under the circumstances, originals or copies of all books, records, board minutes, contracts, insurance policies, environmental audits, business plans, files, financial statements (actual and pro forma), filings with federal, state and local regulatory agencies, and other instruments and documents which Lender may request. Borrower shall, deliver any document or instrument reasonably necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for any Credit Party, and shall maintain duplicate records or supporting documentation on media, including, without limitation, computer tapes and discs owned by any Credit Party. Borrower shall instruct its certified public accountants and its banking and other financial institutions to make available to Lender such information and records as Lender may reasonably request.

                1.13 Taxes. (a) Any and all payments by Borrower or any other Credit Party hereunder or under any Note or any other Loan Document shall be made, in accordance with this Section 1.13, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.13) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

                        (b) Borrower shall indemnify and pay, within 15 days of demand therefor, Lender for the full amount of Taxes (including without limitation, any Taxes imposed by any jurisdiction on amounts payable under this
Section 1.13) paid by Lender and any liability (including penal interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

                        (c) Within 30 days after the date of any payment of Taxes by Borrower or Lender, Borrower or Lender (as the case may be) shall furnish or cause to be furnished to the other, at its address referred to in
Section 10.9, the original or a certified copy of a receipt evidencing payment thereof, but Lender's failure to give any such notice to Borrower will not impair Lender's indemnity rights under paragraph (b) above.

                1.14 Additional Provisions. In the event that the Lender determines after the date hereof that the introduction or change after the date of this Agreement of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, or change therein or in the interpretation or application thereof after the date of this Agreement, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from a central bank or governmental authority or body having jurisdiction which is introduced or changed after the date of this Agreement, does or shall have the effect of reducing the rate of return on the Lender's capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such law, treaty, rule, regulation, guideline or order or such change or compliance (taking into consideration the Lender's policies with respect to capital adequacy and assuming the full utilization of the Lender's capital immediately before such adoption, change or compliance) by an amount reasonably deemed by the Lender to be material, then the Lender shall promptly after its determination of such occurrence notify the Borrower thereof. The Borrower agrees to pay to the Lender as an additional fee from time to time, within ten
(10) days after written notice and demand by the Lender, such amount as the Lender certifies to be the amount that will compensate it for such reduction in connection with its obligations hereunder. A certificate of the Lender claiming compensation under this paragraph shall be conclusive in the absence of manifest error or fraud and shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amount, the Lender may use reasonable averaging and attribution methods.

        2.      CONDITIONS PRECEDENT

                2.1 Conditions to the Initial Loans or Initial Letter of Credit Obligations. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Lender hereunder, Lender shall not be obligated hereunder to make the initial Loans or to incur the initial Letter of Credit Obligations, or to take, fulfill, or perform any other action hereunder, unless and until each and every of the following conditions have been satisfied, in Lender's sole discretion, or waived in writing by Lender:

                        (a) This Agreement or counterparts thereof shall have been duly executed by, and delivered to, Borrower and Lender.

                        (b) Lender shall have received such documents, instruments and agreements as Lender shall request in connection with the transactions contemplated by this Agreement, including all documents, instruments, agreements listed in the Schedule of Documents, each in form and substance satisfactory to Lender.

                        (c) Evidence satisfactory to Lender that the Existing Indebtedness will be refinanced in full on the Closing Date from the proceeds of the initial Loans and that any Liens on any of the Collateral securing the existing Indebtedness will be released upon such refinancing.


                        (d) Evidence satisfactory to Lender that each Credit Party has obtained consents and acknowledgments of all Persons whose consents and acknowledgments may be required (if any), including, but not limited to, all requisite Governmental Authorities, to the terms, and to th execution and delivery, of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

                        (e) Evidence satisfactory to Lender that the insurance policies provided for in Section 3.20 and Schedule 3.20 are in full force and effect, together with appropriate evidence showing loss payable endorsements or clauses in favor of Lender and in form and substance acceptable to Lender, and that Lender has been named an additional insured under Borrower's liability policies, all as required by Section 5.5(b) hereof.

                        (f) A duly completed and executed initial Borrowing Base Certificate shall have been delivered to Lender by Borrower demonstrating to Lender's satisfaction that the value of the Eligible Inventory of Borrower is sufficient to support the initial Loans and the initial Let of Credit Obligations (net of the amount, if any, of the reserves to be established on the Closing Date) and to provide not less than $1,000,000 in Unused Borrowing Availability after giving effect to such Initial Loans and initial Letter of Credit Obligations.

                        (g) Payment by Borrower of the Fees due on the Closing Date as provided in Section 1.6 above together with all reasonable fees, costs and expenses of closing incurred by Lender (including the reasonable fees of consultants and special counsel to Lender presented as of th Closing Date) to the extent Borrower is obligated to reimburse Lender therefor pursuant to
Section 10.2 hereof.

                2.2 Further Conditions to Each Loan or Letter of Credit Obligation. It shall be a further condition to the funding of the initial and each subsequent Loan and to the incurrence of the initial and each subsequent Letter of Credit Obligation that each and every of the following statements shall be true on the date of each such funding or incurrence, as the case may be:

                        (a) All of the Credit Parties' representations and warranties contained herein or in any of the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date and the date on which each such Loan is made or each such Letter of Credi Obligation is incurred as though made or incurred on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement or such other Loan Document.

                        (b) No event shall have occurred and be continuing, or would result from the making of such Loan or the incurrence of such Letter of Credit Obligation, which constitutes or would constitute a Default or an Event of Default.

                        (c) After giving effect to the making of such Loan or the incurrence of such Letter of Credit Obligation, the aggregate principal amount of the Revolving Credit Loans shall not exceed the maximum amount permitted by Section 1.1(a) and the aggregate outstanding Letter of Credit Obligations shall not exceed the maximum amount permitted by Annex B.

                        (d) Each of the conditions set forth in Section 2.1(a) through (e) shall continue to be satisfied by Borrower as of such date.

                        (e) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated thereby and which, in Lender's sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

Each request or acceptance by Borrower of the proceeds of any Loan, and each request by Borrower for the incurrence of any Letter of Credit Obligation, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a confirmation by Borrower of the granting and continuance of Lender's Liens in the Collateral pursuant to the Collateral Documents.


        3.      REPRESENTATIONS AND WARRANTIES

                To induce Lender to make the Loans and Letter of Credit Obligations available to Borrower, and to make Loans and to incur Letter of Credit Obligations in each case as herein provided for, Borrower makes (as to itself and each other Credit Party) the following representations and warranties to Lender, each and all of which shall be true and correct as of the date of execution and delivery of this Agreement and shall survive the execution and delivery of this Agreement:

                3.1 Corporate Existence; Compliance with Law. Each Credit Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified to do business and is in good standing in eac other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (ii) has the requisite corporate power and authority and the legal right to obtain credit, to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iii) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct;
(iv) is in compliance with its certificate or articles of incorporation and by-laws; and (v) is in compliance with all applicable provisions of law where the failure to comply could reasonably be expected to result in a Material Adverse Effect.

                3.2 Executive Office; Corporate or Other Names. The current location of the chief executive office and principal place of business of Borrower are set forth on Schedule III to the Security Agreement. During the five-year period immediately preceding the date of this Agreement, Borrower has not been known as or used any corporate, fictitious or trade names except as disclosed on Schedule III to the Security Agreement executed by the Borrower.

                3.3 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents executed by it and all instruments and documents to be delivered by such Credit Party hereunder and thereunder and the creation of all Liens provided for herein and therein: (i) are within such Credit Party's corporate power; (ii) have been duly authorized by all necessary or proper corporate and shareholder action on its part; (iii) are not in contravention of any provision of such Credit Party's certificate or articles of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which any such Person or any of its property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of any Credit Party other than those in favor of Lender, all pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(d), all of which will have been duly obtained, made or complied with prior to the Closing Date. At or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered for the benefit of or on behalf of the Credit Party which executed it and each shall then constitute a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms.

                3.4 Financial Statements and Projections. Borrower has delivered the financial statements and projections identified on Schedule 3.4, and each such financial statement complies with the description thereof contained on Schedule 3.4.

                3.5 Material Adverse Change. Neither Borrower nor any other Credit Party, as of July 31, 1995, had any obligations, contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the financial statemen (including footnotes) of the Credit Parties as of and for the period ending with such date which were heretofore delivered by them to Lender and which could reasonably be expected, alone or in the aggregate, to have or result in a Material Adverse Effect. Between July 31, 1995 and the Closing Date, no Restricted Payments were made by Borrower, no material increase in the liabilities (liquidated or contingent) of the Borrower occurred, and no material decrease on the assets of the Borrower occurred. Except as disclosed on Schedule 3.14, there has been no material adverse change in the business, assets, operations, prospects or financial or other condition of the Credit Parties taken as a whole since July 31, 1995.

                3.6 Ownership of Property; Liens. (a) Except as described on Schedule 3.6, the real estate listed on Schedule 3.6 constitute all of the real property owned, leased, or used by any Credit Party in its business. Each such Credit Party owns: (i) good fee simple title to all of su Person's real estate, and valid leasehold interests in all of such Person's Leases (both as lessor and lessee, sublessee or assignee), all as described on Schedule 3.6, and
(ii) good title to, or valid leasehold interests in, all of its other properties and assets, and none of the properties and assets of such Person are subject to any Liens, except Permitted Encumbrances; and each such Credit Party has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Person's right, title and interest in and to all such real estate and other assets or property. Except as described on Schedule 3.6,
(i) neither any Credit Party nor any other party to any such Lease described on
Schedule 3.6 is in default of its obligations thereunder or has delivered or received any notice of default under any such Lease, and no event has occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such Lease; (ii) no Credit Party owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by such Person except as set forth therein; and (iii) no portion of any real property owned or leased by any Credit Party has suffered any material damage by fire or other casualty loss or a Release which has not heretofore been completely repaired and restored to its original condition or is being remedied. All permits required to have been issued or appropriate to enable all real property owned or leased by any Credit Party to be lawfully occupied and used for all of the purposes for which it is currently occupied and used, has been lawfully issued and is, as of the date hereof, in full force and effect.

                3.7 Restrictions; No Default. No contract, lease, agreement or other instrument to which any Credit Party is a party or by which any such Person or any of its properties or assets is bound or affected and no provision of applicable law or governmental regulation has or results Material Adverse Effect, or insofar as any Credit Party can reasonably foresee could have or result in a Material Adverse Effect. Except as disclosed on Schedule 3.14, no Credit Party is in default, and to Borrower's knowledge no third party is in default, under or with respect to any material contract, agreement, lease or other instrument to which any such Credit Party is a party. No Default or Event of Default has occurred and is continuing.

                3.8 Labor Matters. There are no strikes or other labor disputes against any Credit Party that is pending or, to Borrower's knowledge, threatened which could have or result in a Material Adverse Effect. Hours worked by and payments made to employees of each Credit Party have n been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which could have or result in a Material Adverse Effect. All payments due from each Credit Party on account of employee health and welfare insurance which could reasonably be expected to have or result in a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Credit Party. No Credit Party has any obligation under any collective bargaining agreement or any employment agreement except as set forth on Schedule 3.8. There is no organizing activity involving any Credit Party pending or threatened by any labor union or group of employees except as set forth on Schedule 3.8. Except as set forth on Schedule 3.8, there are no representation proceedings involving employees of any Credit Party pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party have made a pending demand for recognition. There are no complaints or charges against any Credit Party pending or threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by such Credit Party of any individual except as set forth on Schedule 3.8.

                3.9 Subsidiaries, Joint Ventures and Affiliates; Outstanding Stock and Indebtedness. Except as set forth on Schedule 3.9, the Borrower has no Subsidiaries. Except as set forth on Schedule 3.9, neither the Borrower nor any of its Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All outstanding Stock and Indebtedness of Borrower and its Subsidiaries are described on Schedule 3.9.

                3.10 Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or any other federal or state statute that restricts or limits such Person's ability to incur Indebtedness, pledge its assets or to perform its obligations hereunder or under any other Loan Document and the making of any Loans by Lender, the incurring of any Letter of Credit Obligations by Lender, the application of the proceeds of any such advances or credits and repayment thereof by Borrower or the other Credit Parties and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

                3.11 Margin Regulations. None of the Credit Parties owns any "margin security", as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and none of the proceeds of any of the Loans or the Letters of Credit will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board. Borrower will not take or permit to be taken any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

                3.12 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by any Credit Party has been filed with the appropriate Governmental Authority and all Charges and other impositions shown thereon to be due and payable have been paid prio to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Each Credit Party has paid when due and payable all Charges required to be paid by it. Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 3.12 sets forth those taxable years for which any Credit Party's tax returns are being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit or which are otherwise outstanding. Except as described on Schedule 3.12, none of the Credit Parties has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges, (ii) filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f) (2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)), or (iii) agreed to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. None of the Credit Parties has any obligations under any tax sharing agreement except as disclosed on Schedule 3.12.

                3.13 ERISA. (a) Schedule 3.13 lists all Plans maintained or contributed to by any Credit Party and all Qualified Plans maintained or contributed to by any other ERISA Affiliate, and separately identifies the Title IV Plans, Multiemployer Plans, any multiple employer plans subje to Section 4064 of ERISA, unfunded Pension Plans, Welfare Plans and Retiree Welfare Plans. Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and to the best knowledge of Borrower nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA which are true and correct as of the date filed, and with respect to each Plan, other than a Qualified Plan, all required contributions and benefits have been paid in accordance with the provisions of each such Plan. Neither any Credit Party nor any other ERISA Affiliate, with respect to any Qualified Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. None of the Credit Parties has been engaged in a prohibited transaction, as defined in Section 4975 of the IRC or Section 406 of ERISA, in connection with any Plan, which would subject any or all of the Credit Parties (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the IRC or any other material liability.

                        (b) Except as set forth on Schedule 3.13: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) No ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of Borrower, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (x) any Plan or its assets, (y) any fiduciary with respect to any Plan or (z) any Credit Party or any other ERISA Affiliate with respect to any Plan; (iv) neither any Credit Party nor any other ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years, neither Credit Party nor or any other ERISA Affiliate has engaged in a transaction which resulted in a Title IV Plan with Unfunded Pension Liabilities being transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any such entity; (vi) no plan which is a Retiree Welfare Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment for reasons other than retirement (except as may be required by Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant);
(vii) the Credit Parties and the other ERISA Affiliates have complied with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder except where the failure to comply could not reasonably be expected have or result in any Material Adverse Effect; and (viii) no liability under any Plan has been funded, nor has such obligation been satisfied, with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency.

                3.14    No Litigation. Except as set forth on Schedule 3.8 or
Schedule 3.14, no action, claim or proceeding is now pending or, to the knowledge of Borrower, threatened against any Credit Party at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, (i) which challenges any Credit Party's right, power or competence to enter into or perform any of its obligations under any Loan Document, or the validity or enforceability of any Loan Document or any action hereunder or thereunder or (ii) which if determined adversely, could reasonably be expected to have or result in a Material Adverse Effect, nor to the knowledge of Borrower does a state of facts exist which is reasonably likely to give rise to such proceedings.

                3.15 Brokers. Except as set forth on Schedule 3.15, no broker or finder acting on behalf of Borrower or any other Credit Party brought about the obtaining, making or closing of the loans made pursuant to this Agreement or the other credit transactions contemplated by the Loan Documents and none of the Credit Parties has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

                3.16 Employment Matters. Except as set forth on Schedule 3.16, there are no (i) employment, consulting or management agreements covering management of any or all of the Credit Parties, or (ii) collective bargaining agreements or other labor agreements covering any employee of an Credit Party. A true and complete copy of each such agreement has been furnished to Lender by Borrower.

                3.17 Patents, Trademarks, Copyrights and Licenses. Except as otherwise set forth on Schedule 3.17, each Credit Party owns all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct its business as heretofore conducted by it, now conducted by it and proposed to be conducted by it, each of which is listed, together with Patent and Trademark Office application or registration numbers, where applicable, on Schedule 3.17.
Schedule 3.17 lists all tradenames or other names under which each Credit Party conducts business. Each Credit Party conducts its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except where such infringement or claim of infringement could not have or result in a Material Adverse Effect. To the Borrower's knowledge there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of any Credit Party.

                3.18 Full Disclosure. No information contained in this Agreement, the other Loan Documents, the Projections, the Financials or any written statement furnished by or on behalf of any Credit Party pursuant to the terms of this Agreement, which has previously been delivered to Lend contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Except as disclosed on
Schedule 3.14, no event has occurred since July 31, 1995 and is continuing which has had or could reasonably be expected to have or result in a Material Adverse Effect.

                3.19 Hazardous Materials. Except as set forth on Schedule 3.19, to the Borrower's knowledge the Subject Property is free of any material contamination from any Hazardous Material. In addition, Schedule 3.19 discloses potential material environmental liabilities of any Credit Party of which the Borrower has knowledge (i) related to noncompliance with the Environmental Laws or (ii) associated with the Subject Property. Except as set forth on Schedule 3.19, none of the Credit Parties has caused or suffered to occur any material Release of any Hazardous Material at, under, above or within any of the Subject Property.

                3.20 Insurance Policies. Schedule 3.20 Part II lists all insurance of any nature maintained for current occurrences by the Credit Parties, as well as a summary of the terms of such insurance. Borrower covenants that such Insurance complies with and shall at all times comply wit the standards set forth on Schedule 3.20, Part I.

                3.21    Cash Management and Other Deposit Accounts. Schedule
3.21 lists all banks at which Borrower maintains any deposit and/or other such accounts, including, without limitation, the Cash Management Accounts, and such Schedule correctly identifies the name, address and telephone number of each such bank, the name in which each such account is held at such bank, a description of the purpose of each such account, and the complete account number for each such account. Borrower shall not establish or maintain (or permit any of its Subsidiaries to establish or maintain) any other deposit accounts with any bank or other financial institution.

                3.22 Solvent Financial Condition. On the date of this Agreement and after giving effect to the initial loans hereunder, after giving effect to each subsequent Loan made hereunder and each Letter of Credit Obligation incurred hereunder, Borrower is and will be Solvent.

        4.      FINANCIAL STATEMENTS AND INFORMATION

                4.1 Reports and Notices. Borrower covenants and agrees that from and after the Closing Date and until the Termination Date, it shall deliver or cause to be delivered to Lender the Financial Statements, notices and Projections at the times and in the manner set forth on Schedule and Borrower shall comply with all other covenants set forth on such schedule.

                4.2     Communication with Accountants. Borrower authorizes
(and shall cause each of the other Credit Parties to authorize) Lender to communicate directly with its and the other Credit Parties' independent certified public accountants and tax advisors and authorizes those accountan disclose to Lender any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Borrower. At or before the Closing Date, Borrower shall (and shall cause each of the other Credit Parties to) deliver a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 4.2 and authorizing Lender to rely on the certified financial statements prepared by such accountants. Each such letter shall be in the form of Exhibit H or in such other form as may be acceptable to Lender.

        5.      AFFIRMATIVE COVENANTS

                Borrower covenants and agrees (for itself and the other Credit Parties) that, unless Lender shall otherwise consent in writing, from and after the date hereof and until the Termination Date:

                5.1 Maintenance of Existence and Conduct of Business. Borrower shall, and shall cause each of the other Credit Parties to, (a) do or cause to be done all things necessary to preserve and keep in full force and effect such Person's corporate existence and its rights and franchis (b) continue to conduct such Person's business substantially as now conducted or as otherwise permitted hereunder (without limiting the generality of this clause (b), Borrower shall not make any material change in the mix or quality of its Inventory); (c) at all times maintain, preserve and protect all of such Person's trademarks, trade names and all other intellectual property and rights as licensee or licensor thereof, and preserve all the remainder of such Person's property, in use or useful in the conduct of its business, and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and (d) in the case of each such Credit Party, transact business only in its corporate name or such fictitious or trade names as are expressly disclosed in the Security Agreement executed by such Credit Party.

                5.2 Payment of Obligations. (a) Borrower shall, and shall cause each of the other Credit Parties to, (i) pay and discharge or cause to be paid and discharged all such Person's Obligations, and (ii) prior to an Event of Default, pay and discharge, or cause to be paid and discha such Person's Indebtedness other than the Obligations, and, subject to Section 5.2(b), pay and discharge all (A) Charges imposed upon such Person, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become in default.

                        (b) Any Credit Party may in good faith contest, by proper legal actions or proceedings, the validity or amount of any Charges or claims arising under Section 5.2(a)(ii); provided, that at the time of commencement of any such action or proceeding, and during the pendency thereof
(i) no Default or Event of Default shall have occurred, (ii) adequate reserves with respect thereto are maintained on the books of the contesting Person in accordance with GAAP, (iii) such contest operates to suspend collection of the contested Charges or claims and such contest is maintained and prosecuted continuously and with diligence, (iv) none of the Collateral would be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest, (v) no Lien shall exist, be imposed or be attempted to be imposed for such Charges or claims during such action or proceeding, (vi) the contesting Person shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to the contesting Person, and
(vii) Lender has not advised Borrower in writing that Lender reasonably believes that nonpayment or nondischarge thereof could reasonably be expected to have or result in a Material Adverse Effect.

                        (c) The provisions of this Section 5.2 shall not apply to the Existing Indebtedness provided that it is refinanced in full on the Closing Date upon the disbursement of the initial Loans hereunder.

                5.3 Books and Records. Borrower shall, and shall cause each of the other Credit Parties to, keep adequate records and books of account with respect to such Person's business activities, in which proper entries, reflecting all of its financial transactions, are made in accordanc with GAAP and on a basis consistent with the Financials.

                5.4 Litigation. Borrower shall notify Lender in writing, promptly upon learning thereof, of any litigation commenced or threatened against Borrower or any other Credit Party, and of the institution against Borrower or any other Credit Party of any suit or administrative proceed that
(a) may involve an amount in excess of $50,000 or (b) could reasonably be expected to have or result in a Material Adverse Effect if adversely determined.

                5.5 Insurance. (a) Borrower shall, at its cost and expense, maintain or cause to be maintained the policies of insurance described on
Schedule 3.20 in form and with insurers
recognized as adequate by Lender. Such polices shall be in such amounts as are set forth on Schedule 3 Borrower shall notify Lender promptly of any occurrence causing a material loss or decline in value of any of its real or personal property and the estimated (or actual, if available) amount of such loss or decline. In the event Borrower at any time or times hereafter shall fail to obtain or maintain (or cause to be obtained or maintained) any of the policies of insurance required above or to pay (or cause to be paid) any premium in whole or in part relating thereto, Lender, without waiving or releasing any Obligations or Default or Event of Default hereunder, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Lender deems advisable. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable, on demand, by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral, provided, that if and to the extent Borrower fail to promptly pay any of such sums upon Lender's demand therefor, Lender is authorized to, and at its option may, make or cause to be made Revolving Credit Loans on behalf of Borrower for payment thereof.

                        (b) Borrower shall deliver to Lender endorsements to all of its general liability and other liability policies naming Lender an additional insured.

                5.6 Compliance with Laws. (a) Borrower shall, and shall cause each of the other Credit Parties to, comply in all material respects with all federal, state, local and foreign laws and regulations applicable to each such Credit Party and its assets and operations, including, wit limitation, those relating to licensing, environmental, occupational safety, transportation, ERISA, and labor matters.

                5.7 Agreements. Borrower shall, and shall cause each of the other Credit Parties to, perform within all required time periods (after giving effect to any applicable grace periods) all of such Person's obligations and enforce all of such Person's rights under each agreement to w such Person is a party, including, without limitation, any lease and customer contracts to which such Person is a party where the failure to so perform and enforce could have or result in a Material Adverse Effect. Borrower shall not, and shall not permit any other Credit Party to, terminate or modify any provision of any agreement to which such Person is a party which termination or modification could reasonably be expected to have or result in a Material Adverse Effect.

                5.8 Supplemental Disclosure. On the request of Lender (in the event that such information is not otherwise delivered by Borrower to Lender pursuant to this Agreement), so long as there are Obligations outstanding hereunder, Borrower will supplement (or cause to be supplemented) schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate or misleading thereby; provided, however, that such supplement to such schedule or representation shall not be deemed an amendment thereof unless and until expressly consented to by Lender in writing, and no such amendments, except as the same may be consented to by Lender in a writing which expressly includes a waiver, shall be or be deemed a waiver by Lender of any Default or Event of Default disclosed therein.

                5.9 Employee Plans. Borrower shall notify Lender of (i) any and all claims, actions, or lawsuits asserted or instituted, and of any threatened litigation or claims, against any Credit Party or any other ERISA Affiliate in connection with any Plan maintained, at any time, by any Person or to which any such Person has or had at any time any obligation to contribute, or/and against any such Plan itself, or against any fiduciary of or service provided to any such Plan, and (ii) the occurrence of any "Reportable Event" with respect to any Pension Plan of any Credit Party or any other ERISA Affiliate.

                5.10 Environmental Matters. Borrower shall, and shall cause each of the other Credit Parties to, (i) comply in all material respects with the Environmental Laws applicable to such Person, (ii) notify Lender promptly after such Person becomes aware of any material Release upon an premises owned or occupied by such Person, and (iii) promptly forward to Lender a copy of any order, notice, permit, application, or any communication or report received by such Person in connection with any such material Release or any other matter relating to the Environmental Laws that may materially and adversely affect such premises. The provisions of this Section 5.10 shall apply whether or not the Environmental Protection Agency, any other federal agency or any state or local environmental agency has taken or threatened any action in connection with any Release or the presence of any Hazardous Materials.

                5.11 Landlord's Agreements. Borrower shall obtain a landlord's agreement in substantially the form of Exhibit F (or in such other form as may be acceptable to Lender) from the lessor of each leased premises currently being used by any Credit Party and the lessor of any new lease premises, subject to such exceptions as may be expressly approved in writing by Lender in its discretion.

                5.12 Confidentiality and Press Releases. Lender and Borrower agree that the terms and conditions of this Agreement are confidential. Borrower shall not use the name of or refer to General Electric Capital Corporation (or any Affiliate thereof) or "GE Capital," or issue any pre release regarding or make other public disclosure of the existence of this Agreement or its terms, without the prior written consent of Lender, except as may be required by law; provided, that to the extent required by law, Borrower may make such disclosures, but only if Borrower shall first have afforded Lender a reasonable opportunity to review and comment upon any such legally required disclosure, press release, or use of such name.

        6.      NEGATIVE COVENANTS

                Borrower covenants and agrees (for itself and the other Credit Parties) that, without Lender's prior written consent, from and after the date hereof until the Termination Date:

                6.1 Mergers, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person or form any Subsidiary; provided, however, any Subsidiary of Borrower may merge, consolidate or otherwise combine with or sell its assets to Borrower or another wholly-owned Subsidiary of Borrower so long as Borrower or such other wholly-owned Subsidiary is the surviving or acquiring entity in each such case and no other Default or Event of Default is caused thereby.

                6.2 Investments; Loans and Advances. No Credit Party shall make any investment in, or make any loans or advances of money to any Person, through the direct or indirect holding of securities or otherwise, except (i) to the extent permitted under Section 6.1 above, (ii) Borrower make loans or advances from time to time to any other Credit Party so long as no other Default or Event of Default is caused thereby, and (iii) Borrower may hold the notes described on Schedule II to the Security Agreement.

                6.3 Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (i) the Obligations, (ii) until refinanced on the Closing Date, the Existing Indebtedness, (iii) any other Indebtedness secured by Liens permitted under Section 6.7, (iv) a deferred taxes, (v) any Indebtedness of any Subsidiary to Borrower to the extent permitted under Section 6.2 above, (vi) Purchase Money Indebtedness to the extent such Indebtedness does not exceed $25,000 in aggregate outstanding principal amount at any one time, and (vii) any other Indebtedness set forth on
Schedule 3.9.

                6.4 Transactions with Affiliates. No Credit Party shall directly or indirectly purchase, acquire or lease any property from or sell, transfer or lease any property to, or render any service to or obtain any service from, or otherwise deal with, in the ordinary course of busines otherwise, any Affiliate of such Credit Party except upon terms which are no less favorable to such Credit Party than if the relationship of Affiliate did not exist.

                6.5 Capital Structure and Business. None of the Credit Parties shall: (i) make any changes in any of its business objectives, purposes, or operations which could materially and adversely affect the repayment of the Obligations or have or result in a Material Adverse Effect, (ii) make any change in their respective capital structures as described on Schedule 3.9 (including, without limitation, the issuance of any shares of stock, warrants, or other securities convertible into stock or any revision of the terms of its outstanding Stock; (iii) amend their respective certificates or articles of incorporation (or other charter instruments) or by-laws; or (iv) form or acquire any Subsidiaries after the date of this Agreement. None of the Credit Parties shall engage in any business other than the respective business currently engaged in by each such Credit Party.

                6.6 Guaranteed Indebtedness. None of the Credit Parties shall incur any Guaranteed Indebtedness except by endorsement of instruments or items of payment for deposit or collection in the ordinary course of business.

                6.7 Liens. None of the Credit Parties shall create or permit to exist any Lien on any of such Person's properties or assets (including without limitation such Person's real property assets) except (i) presently existing or hereafter created Liens in favor of Lender, (ii) Liens forth on
Schedule 6.7, (iii) Purchase Money Liens securing Purchase Money Indebtedness to the extent permitted under Section 6.3 above, (iv) Borrower may obtain a loan of up to $3,500,000 in principal amount to refinance its Miami Beach, Florida store and Borrower may grant a Lien on such store to secure such loan provided that
(x) such Lien does not attach to any of Borrower's Inventory in such store, (y) the proceeds of such loan are used to repay any Revolving Credit Loans which may be then outstanding, and (z) if such loan is not more than $2,000,000 in original principal amount, Borrower shall cause the lender thereof to agree in writing to give Lender prior written notice of any foreclosure of such Lien (but such lender's right to conduct such foreclosure shall not be impaired if it fails to give such notice to Lender), and (v) other Permitted Encumbrances. Borrower also shall defend, and shall cause each of the other Credit Parties to defend, the right, title and interest of Lender and Borrower's or such other Credit Party's rights, titles and interest in, to and under the Collateral and the Proceeds thereof against the claims and demands of all Persons whomsoever.

                6.8 Sale of Assets. None of the Credit Parties shall sell, transfer, convey, assign or otherwise dispose of any such Person's assets or properties, including, without limitation, its Accounts; provided, however, that the foregoing shall not prohibit (i) the sale of Inventory in ordinary course of business, (ii) any sale of obsolete, unnecessary or scrap Equipment in the ordinary course of business and in accordance with the past practices of such Credit Party, (iii) any other sale of other assets expressly permitted by
Section 6.1, (iv) any Lien expressly permitted under Section 6.7, or (v) any sale of such Person's own Stock provided no other Default or Event of Default is caused thereby.

                6.9 Events of Default. Borrower shall not, and shall not permit any other Credit Party to, take any action or omit to take any action, which act or omission would constitute (a) a Default or an Event of Default pursuant to, or noncompliance with any of, the terms of any of the Documents or
(b) a material default or an event of default pursuant to, or noncompliance with, any other contract, lease, mortgage, deed of trust or instrument to which such Person is a party or by which it or any of its property is bound, or any document creating a Lien.

                6.10 ERISA. Neither any Credit Party nor any other ERISA Affiliate shall without Lender's prior written consent acquire any new ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an accumulated funding deficiency, as defined in Section 302 of ERISA, or any "unfunded vested benefits," as defined in Section 4006(a)(3)(e)(iii) of ERISA, in the case of any plan other than a Multiemployer Plan, and in Section 4211 of ERISA in the case of a Multiemployer Plan. Additionally, neither any Credit Party nor any other ERISA Affiliate shall, without Lender's prior written consent, terminate any Pension Plan that is subject to Title IV of ERISA where such termination could reasonably be anticipated to result in liability to any such Person; permit any accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan; fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent; make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan; or at any time fail to provide Lender with copies of any Plan documents or governmental reports or filings, if reasonably requested by Lender.

                6.11 Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth on Schedule 6.11.

                6.12 Hazardous Materials. Except as set forth on Schedule 3.19, Borrower shall not, and shall not permit any other Credit Party to, cause or permit any material Release or the presence, use, generation, manufacture, installation, Release, discharge, storage or disposal of any Hazardous Materials on, under, in, above, or about any of the Subject Property or the transportation of any Hazardous Materials to or from any of the Subject Property where such Release or presence, use, generation, manufacture, installation, discharge, storage or disposal would violate any Environmental Laws in any material respects.

                6.13 Sale-Leasebacks. None of the Credit Parties shall engage in any sale-leaseback or similar transaction involving any of such Person's assets.

                6.14 Cancellation of Indebtedness. None of the Credit Parties shall cancel any claim or debt owing to such Person, except for reasonable consideration and in the ordinary course of its business.

                6.15 Restricted Payments. Borrower shall not make any Restricted Payment.

        7.      TERM.

                7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date; provided, however, that in the event of a prepayment of any part of the Obligations prior to the Commitment Termination Date with funds borrowed from any Pe other than Lender, pursuant to this Agreement, all of the Revolving Credit Loans shall immediately become due and payable in full and Borrower shall simultaneously therewith pay to Lender, in full, in immediately available funds, all current and liquidated Obligations arising under any of the Loan Documents and provide for payment of all other Obligations (including contingent Obligations relating to any outstanding Letter of Credit Obligations) in a manner satisfactory to Lender.

                7.2 Survival of Obligations Upon Termination of Financing Arrangement. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless or cause or procedure) of any financing arrangements under this Agreement shall in any way affect impair the obligations, duties and liabilities of Borrower or any other Credit Party or the rights of Lender relating to any unpaid Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower and the other Credit Parties, and all rights and Liens of Lender, all as contained in the Loan Documents shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been indefeasibly paid in full in accordance with the terms of the agreements creating such Obligations and there are no Letter of Credit Obligations outstanding.

        8.      EVENTS OF DEFAULT; RIGHTS AND REMEDIES

                8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                        (a) Borrower shall fail to make any payment in respect of any Obligations hereunder or under any of the other Loan Documents when due and payable or declared due and payable, including, without limitation, any payment of principal of, or interest on, the Revolving Credit Loans or any payment of any Fees, and, in the case of any failure to make any payment of interest or Fees, the continuation of such failure for five (5) days after the due date of such payment.

                        (b) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 1.7, or Section 6, including, without limitation, any of the provisions set forth on Annex C and Schedule 6.11, respectively, or Borrower shall fail to deliver when due any of notices or other documents required by paragraphs (a), (b), (c), (e), (h) or (i) of
Schedule 4.1.

                        (c) Borrower shall fail or neglect to perform, keep or observe any term or provision of this Agreement (other than any such term or provision referred to in paragraphs (a) or (b) above), and the same shall remain unremedied for a period ending on the first to occur often (10) days after Borrower shall receive written notice of any such failure from Lender or ten
(10) days after Borrower shall become aware thereof.

                        (d) A default shall occur in the payment of any amount (whether principal, interest or otherwise) payable on any Indebtedness of any Credit Party (other than the Obligations or the Existing Indebtedness) or a default shall occur in the performance of any other agreement, or covenant contained in any agreement, instrument or other document under which any of such Indebtedness is created, evidenced, secured or guaranteed if the effect of such default is to entitle (after giving effect to any applicable notice and/or cure rights) the holder or holders of such Indebtedness (or any trustee therefor) to cause such Indebtedness to become due at or prior to its stated maturity or to otherwise demand payment thereof; provided, however, that in the case of any Indebtedness noted above, the aggregate then outstanding balance of such Indebtedness must equal or exceed $25,000.

                        (e) Any representation or warranty of Borrower or any other Credit Party made herein or in any other Loan Document or in any written statement delivered pursuant thereto or hereto or in any report, financial statement or certificate made or delivered to Lender by Borrowe any other Credit Party pursuant thereto or hereto shall be untrue or incorrect in any material respect as of the date when made or deemed made (including those made or deemed made pursuant to Section 2.2).

                        (f) Any of the assets of any or all of Credit Parties having an individual or aggregate value (based on the higher of book value or fair market value) of $25,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of such Person and such matter shall remain unstayed or undismissed for thirty (30) consecutive days; or any Person other than a Credit Party shall apply for the appointment of a receiver, trustee or custodian for any Credit Party's assets and such matter shall remain unstayed or undismissed for thirty (30) consecutive days; or any Credit Party shall have concealed removed or permitted to be concealed or removed, any part of such Person's property, with intent to hinder delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

                        (g) A case or proceeding shall have been commenced against any Credit Party in a court having competent jurisdiction seeking a decree or order (i) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy, insolvency, moratorium or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or of any substantial part of its or their properties, or (iii) ordering the winding up or liquidation of the affairs of such Credit Party and such case or proceeding shall remain undismissed or unstayed for thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

                        (h) Any Credit Party shall (i) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy, insolvency, moratorium or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Credit Party or of any substantial part of such Person's properties, (iii) fail generally pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

                        (i) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment or money in excess of $25,000 in the aggregate shall be rendered against any or all of the Credit Parties unless the same shall be (i) fully covered by insurance in accordance with Section 5.5 or (ii) vacated, stayed, bonded, paid or discharged within a period of thirty (30) days from the date of such judgment.

                        (j) Any other event shall have occurred (including without limitation any material adverse changes by any Major Label in its inventory return practices or policy) which has had or could reasonably be expected to have a Material Adverse Effect and Lender shall have given Borrower notice thereof.

                        (k) Any provisions of any Collateral Document, after delivery thereof pursuant to Section 2.1, shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien created under any Collateral Document shall cease to be valid and perfected Lien having the first priority (or other priority if and as expressly permitted under the Collateral Document establishing such Lien) in any of the Collateral purported to be covered thereby.

                        (l) The acquisition after the date of this Agreement by any Person or by any two or more such Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of twenty percent (20%) or more of the outstanding Voting Stock of Borrower.

                        (m) If Mr. Jeffrey Fletcher shall cease, for any reason, to be the Chief Operating Officer of the Borrower and he is not replaced within sixty (60) days thereafter by a Person who is reasonably acceptable to Lender.

                8.2 Remedies. If any Event of Default shall have occurred and be continuing, Lender may, without notice, take any one or more of the following actions: (a) increase the rate of interest applicable to the Loans to the Default Rate, all as provided in Section 1.4; or (b) termina this facility with respect to further Loans or Letter of Credit Obligations, whereupon any further Loans or Letter of Credit Obligations shall be made or incurred solely in Lender's sole discretion. If any Event of Default shall have occurred and be continuing, Lender also may, without notice, (i) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; and
(ii) exercise any rights and remedies provided to Lender under any or all of the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(f), (g) or (h), the Obligations shall become immediately due and payable and any obligation on Lender's part to make any further Loans or incur any further Letter of Credit Obligations shall immediately terminate, all without declaration, notice or demand by Lender.

                8.3 Waivers by Borrower. Except as otherwise provided for in this Agreement and applicable law, Borrower hereby waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard,
(ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that each of it and the other Credit Parties has been advised by counsel of such Person's choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

        9.      SUCCESSORS AND ASSIGNS

                9.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, Lender, and their respective successors and assigns, except as otherwise provided herein or therein. Borrower may not assign, transfer, hypothecate or otherwise convey any of its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of Lender shall be void. Lender will have the right to resell (through syndication, assignment or participation) debt provided by Lender to Borrower under the Loan Documents, subject to the written approval by Borrower (not to be unreasonably withheld), but such prior approval requirement shall not apply if any Default or Event of Default then exists. Subject to customary confidentiality conditions for transactions of this type, the Borrower shall assist Lender in whatever manner that Lender deems necessary or desirable in order to effectuate any such resale or syndication, including, but not limited to, the preparation of any offering materials and the participation of relevant members of Borrower's management in any meetings connected therewith with the correctness, completeness and accuracy of all information provided by, or relating to, Borrower and included in such offering materials certified by the appropriate officers of Borrower. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of the Credit Parties and Lender with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.

        10.     MISCELLANEOUS

                10.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof, supersede all prior agreements, understandings, correspondence, negotiations or inducements (whether express o implied, or oral or written), and may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lender. Without limiting the generality of the immediately preceding sentence, any term sheet, letter of interest, letter of intent or commitment letter from Lender to Borrower or any of its affiliates predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be merged with and into and superseded by this Agreement.

                10.2 Fees and Expenses. Borrower agrees to reimburse Lender for all reasonable out-of-pocket expenses incurred by Lender in connection with
(x) the preparation, negotiation or consummation of the Loan Documents (including the reasonable fees and expenses of all of Lender's attorneys and consultants retained in connection with the Loan Documents and the transactions contemplated thereby and advice in connection therewith) and (y) wire transfers to the account of the Borrower. Borrower agrees to reimburse Lender for all reasonable fees, costs and expenses incurred by Lender, including, without limitation, the reasonable fees, costs and expenses of counsel or other consultants, for advice, assistance, or other representation in connection with:

(i) the forwarding to Borrower or any other Person on behalf of Borrower by Lender of the proceeds of any Loans;

(ii) any amendment, modification, termination or waiver of, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the Loans made or other credit extended pursuant hereto or its rights hereunder or thereunder;

(iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents, any of the Letters of Credit or Letter of Credit Obligations, or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Lender by virtue of the Loan Documents, but excluding any such litigation, suit, case, proceeding or other court action in which the Borrower is the prevailing party;

(iv) any attempt to enforce any rights of Lender against Borrower or any other Person that may be obligated to Lender by virtue of any of the Loan Documents;

(v)     any attempt to (i) monitor the Obligations or the Collateral,
(ii) evaluate, observe, or assess any Credit Party or its affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; including, without limitation, the reasonable attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 10.2 shall be payable, on demand, by Borrower to Lender and shall constitute part of the Obligations.

                        Without limiting the generality of the foregoing, the aforesaid expenses, costs, charges and fees may include: fees, costs and expenses of accountants, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges, secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

                10.3 No Waiver. Lender's failure, at any time or times, to require strict performance by Borrower or any other Credit Party of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of any Default or Event of Default under the Loan Documents shall not suspend, waive or affect any other Default or Event of Default under this Agreement or any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower or any other Credit Party contained in this Agreement or any of the other Loan Documents and no Default or

Event of Default by Borrower under this Agreement and no defaults by Borrower or any other Credit Party under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender and directed to a Credit Party specifying such suspension or waiver.

                10.4 Remedies. Lender's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including without limitation, the Loan Documents, by operation of law or otherwise. Recourse to any of the Collateral by Lender shall not be required.

                10.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                10.6 Conflict of Terms. Except as otherwise provided in this Agreement, or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

                10.7 Authorized Signatures. Until Lender shall be notified by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto of an officer of Borrower listed on Schedule 10.7 shall bind Borrower and be deemed to be the duly authorized act of Borrower affixed pursuant to and in accordance with resolutions duly adopted by Borrower's Board of Directors.

                10.8 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT LENDER AND BORROWER ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF

NEW YORK COUNTY, NEW YORK AND, PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO JURISDICTION IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK CITY, NEW YORK, IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK CITY, NEW YORK. BORROWER ALSO HEREBY WAIVES PERSONAL SERVICE UPON IT OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE UPON IT BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT ITS ADDRESS SET FORTH ON
SCHEDULE 10.9 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) BUSINESS DAYS AFTER DEPOSIT IN THE U.S. MAILS, ADDRESSED AS AFORESAID, AND PROPER POSTAGE PREPAID.

                10.9 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (i) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 10.9), (iii) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (iv) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Schedule 10.9 or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering any copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Lender) designated on
Schedule 10.9 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

                10.10 Section Titles. The Section titles and Table of Contents contained in this

Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                10.11 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

                10.12 Time of Essence. Time is of the essence of this Agreement and each of the other Loan Documents.

                10.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO.

                IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.
BORROWER:

SPEC'S MUSIC, INC.



By:   /s/ JEFFREY FLETCHER
      -------------------------
      Name:   Jeffrey Fletcher
      Title:  Chief Operating Officer


LENDER: /s/
        -----------------------------

GENERAL ELECTRIC CAPITAL CORPORATION



By:   /s/ [illegible]
      -------------------------------
      Authorized Signatory